EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 31, 2005, relating to the consolidated financial statements of Umpqua Holdings Corporation as of December 31, 2004 and for each of the two years in the period ended December 31, 2004, appearing in the Annual Report on Form 10-K of Umpqua Holdings Corporation for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Portland, Oregon
February 15, 2007